Each of the eToys Direct, Inc. 2004 Stock Incentive Plan, the eToys Direct, Inc. 2005 Stock Incentive Plan and the eToys Direct, Inc. 2006 Stock Incentive Plan was originally adopted by eToys Direct, Inc. and each Plan was assumed by BabyUniverse, Inc. under the Agreement and Plan of Merger dated as of March 13, 2007 by and among BabyUniverse, Inc., Baby Acquisition Sub, Inc. and eToys Direct, Inc.

EXHIBIT 99.1

Form of eToys Direct, Inc.

Stock Incentive Plan

Section 1. PURPOSE.

The Plan is intended as an incentive to improve the performance, encourage the continued employment and increase the proprietary interest of certain directors, officers and employees of the Company, participating in the Plan. The Plan is designed to grant such directors, officers and employees the opportunity to share in the Company’s long-term success through stock ownership and to afford them the opportunity for additional compensation related to the value of Stock of the Company.

Section 2. DEFINITIONS.

(a) “Affiliate” means, with respect to any entity, any other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such entity.

(b) “Award” means any right granted under the Plan, including any Option, Restricted Stock, or other Stock-based award.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” shall mean a good faith determination by the Board of: (i) gross negligence (as defined in Black’s Law Dictionary) or willful misconduct by Employee in connection with Employee’s duties hereunder; (ii) failure by Employee to perform in any material respect his duties or responsibilities after notice and a fifteen (15) day opportunity to cure; (iii) misappropriation by Employee of the assets or business opportunities of the Company or its affiliates; (iv) any fraud committed by Employee or at his or her direction, or with his or her knowledge; (v) Employee’s indictment for, conviction of, admission to, or entry of pleas of no contest to any felony or any crime involving moral turpitude; (vi) Employee’s use of illegal drugs which, in the Company’s judgment, interferes with the performance of Employee’s duties; or (vii) Employee’s breach of any material provision of this Agreement.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the Board or such other committee of at least two persons as the Board may appoint to administer the Plan.

(g) “Company” means eToys Direct, Inc., a Delaware corporation.

(h) “Director” means any non-employee director of either the Board or the board of directors of an Affiliate.

(i) “Disability” means, in the absence of any employment agreement between a Participant and the Company otherwise defining Disability, the permanent and total disability of a person within the meaning of Section 22(e) (3) of the Code. In the event there is an employment agreement between a Participant and the Company defining Disability, “Disability” shall have the meaning provided in such agreement.

(j) “Eligible Persons” means any (i) Employee or (ii) Director.

(k) “Employee” means any person employed by the Company.

(l) “Fair Market Value” means (i) prior to an IPO, the fair market value per share of Stock, on a fully diluted basis, determined by the Board in good faith, (ii) at the time of an IPO, the per share price to the public in such IPO less any per share underwriting discount, and (iii) after an IPO, (A) if the Stock is listed on a national securities exchange, the mean between the highest and lowest sale prices reported as having occurred on the primary exchange with which the Stock is listed and traded on the date prior to such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported, or (B) if the Stock is not listed on any national securities exchange but is quoted in the National Market System of the National Association of Securities Dealers Automated Quotation System on a last sale basis, the average between the high bid price and low ask price reported on the date prior to such date, or, if there is no such sale on that date then on the last preceding date on which such a sale was reported. If, after an IPO, the Stock is not quoted on NASDAQ-NMS or listed on an exchange, or representative quotes are not otherwise available, the Fair Market Value shall mean the amount determined by the Board in good faith to be the fair market value per share of Stock, on a fully diluted basis.

(m) “IPO” means an initial public offering of the Stock registered under the Securities Act pursuant to an effective registration statement.

(n) “IPO Date” means the effective date of the IPO.

(o) “Option” means a conditional right, granted to a Participant under Section 6 hereof, to purchase Stock at a specified price during specified time periods. Options under the Plan are not intended to qualify as incentive stock options meeting the requirements of Section 422 of the Code.

(p) “Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant.

(q) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(r) “Plan” means the eToys Direct, Inc.              Stock Incentive Plan.

(s) “Restricted Stock” means shares of Stock issued or transferred to a Participant subject to forfeiture and the other restrictions set forth in Section 7 hereof.

(t) “Restricted Stock Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Restricted Stock grant.

(u) “Securities Act” means the Securities Act of 1933, as amended.

(v) “Stock” means the common stock of the Company, par value $.01 per share.

Section 3. ADMINISTRATION.

(a) General. The Plan shall be administered by the Committee.

(b) Powers of the Committee. Subject to the provisions of the Plan, the Committee shall have sole authority, in its absolute discretion:

(i) To determine from time to time which of the Eligible Persons shall be granted Awards, when and how each Award shall be granted, what type or combination of types of Award shall be granted, the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Stock pursuant to an Award, and the number of shares of Stock with respect to which an Award shall be granted to each such person;

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration;

(iii) To amend the Plan or an Award as provided in Section 16; and

(iv) To exercise such powers and to perform such acts as the Committee deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

(c) Delegation of Authority. The Committee may delegate to one or more of its members, agents or to officers or managers of the Company, such administrative duties under this Section 3 as it may deem advisable.

(d) Committee Determinations. All determinations, interpretations and constructions made by the Committee in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

Section 4. STOCK SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to Section 10 hereof relating to adjustments, the total number of shares of Stock which may be granted pursuant to Awards hereunder shall not exceed, in the aggregate 500,000 shares of Stock.

(b) Source. The stock to be granted or optioned under the Plan shall be shares of authorized but unissued Stock or previously issued shares of Stock reacquired by the Company on the open market or by private purchase.

(c) Reversion of Shares. If any Award shall for any reason expire, be forfeited or otherwise terminate, in whole or in part, the shares of Stock not acquired under such Award shall revert to and again become available for issuance under the Plan.

Section 5. ELIGIBILITY.

Participation shall be limited to Eligible Persons who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.

Section 6. OPTIONS.

(a) General. Options granted hereunder shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. The provisions of Options shall be set forth in an Option Agreement, which agreements need not be identical.

(b) Term. The term of each Option shall be set by the Committee at the time of grant; provided, however, that no Option granted hereunder shall be exercisable after the expiration of ten (10) years from the date it was granted.

(c) Exercise Price. The exercise price per share of Stock for each Option shall be set by the Committee at the time of grant but shall not be less than the par value of a share of Stock.

(d) Payment for Stock. Payment for shares of Stock acquired pursuant to Options granted hereunder shall be made in full, upon exercise of the Options (i) in immediately available funds in United States dollars, by certified or bank cashier’s check, (ii) by surrender to the Company of shares of Stock which have either

(a) have been held by the Participant for at least six-months, or (b) were acquired from a person other than the Company, (iii) by delivery to the Company of a properly executed notice of exercise together with irrevocable instructions to a broker to deliver to the Company promptly the amount of the proceeds of the sale of all or a portion of the Stock or of a loan from the broker to the participant required to make such payment; (iv) by a combination of (i), (ii) and (iii), or (v) by any other means approved by the Committee. Anything herein to the contrary notwithstanding, the Company shall not directly or indirectly extend or maintain credit, or arrange for the extension of credit, in the form of a personal loan to or for any director or executive officer of the Company through the Plan in violation of Section 402 of the Sarbanes-Oxley Act of 2002 (“Section 402 of SOX”), and to the extent that any form of payment would, in the opinion of the Company’s counsel, result in a violation of Section 402 of SOX, such form of payment shall not be available.

(e) Vesting. Except as set forth in the Option Agreement, as may be determined by the Committee in its sole discretion, Options shall vest and become exercisable in accordance with the following schedule:

(i) On             , one-third (1/3) of the total underlying shares shall vest and become exercisable; and

(ii) On the tenth day of each calendar month following             , an additional one-thirty sixth (1/36th) of the total underlying shares shall vest and become exercisable.

Notwithstanding any vesting dates above, or otherwise set forth in the Option Agreement, the Committee may in its sole discretion accelerate the vesting of any Option, which acceleration shall not affect the terms and conditions of any such Option other than with respect to vesting. Unless otherwise specifically determined by the Committee, the vesting of an Option shall occur only while the Participant is employed or rendering services to the Company or its Affiliates and all vesting shall cease upon a Participant’s termination of employment or services for any reason. If an Option is exercisable in installments, such installments or portions thereof which become exercisable shall remain exercisable until the Option expires.

(f) Transferability of Options. An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Participant may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Option. Notwithstanding the foregoing, an Option shall be transferable to the extent provided in the Option Agreement.

Section 7. RESTRICTED STOCK.

(a) General. Restricted Stock granted hereunder shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. The terms and conditions of each Restricted Stock grant shall be evidenced by a Restricted Stock Agreement. Subject to the restrictions set forth in Section 7(b), the Participant shall generally have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. At the discretion of the Committee, cash dividends and stock dividends, if any, with respect to the Restricted Stock may be either currently paid to the Participant or withheld by the Company for the Participant’s account. Unless otherwise determined by the Committee, cash dividends or stock dividends so withheld by the Committee shall be subject to forfeiture to the same degree as the shares of Restricted Stock to which they relate. No interest will accrue or be paid on the amount of any cash dividends withheld.

(b) Restrictions. In addition to any other restrictions set forth in a Participant’s Restricted Stock Agreement, until such time that the Restricted Stock has vested pursuant to the terms of the Restricted Stock Agreement, which vesting the Committee may in its sole discretion accelerate at any time, the Participant shall not be permitted to sell, transfer, pledge, or otherwise encumber the Restricted Stock. Notwithstanding anything contained herein to the contrary, the Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of grant of the Restricted Stock, such action is appropriate.

(c) Certificates. Stock certificates for Restricted Stock shall be registered in the name of the Participant but shall be appropriately legended and returned to the Company by the Participant, together with a stock power, endorsed in blank by the Participant. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, that the Restricted Stock shall be held in book entry form rather than delivered to the Participant pending the release of the applicable restrictions.

(d) Legends. Each certificate representing Restricted Stock awarded under the Plan shall bear a legend in the following form until the end of the applicable restricted period with respect to such Stock:

“Transfer of this certificate and the shares represented hereby is restricted pursuant to the terms of a Stockholders Agreement, dated as of the 10th day of May, among eToys Direct, Inc., D. E. Shaw Laminar Portfolios, L.L.C., the individuals whose names and addresses appear from time to time on Schedule I thereto, and D. E. Shaw Laminar Lending, Inc. A copy of such Agreement is on file at the offices of eToys Direct, Inc.” Stop transfer orders shall be entered with the Company’s transfer agent and registrar against the transfer of legended securities.

Section 8. OTHER STOCK-BASED AWARDS.

The Committee may grant any other cash, stock or stock-related Awards to any eligible individual under this Plan that the Committee deems appropriate, including, but not limited to, stock appreciation rights, “phantom stock” awards, restricted stock units and Stock bonuses. Any such Awards and any related agreements shall contain such terms and conditions as the Committee deems appropriate, which Awards and agreements need not be identical. With respect to any benefit under which shares of Stock are or may in the future be issued for consideration other than prior services, the amount of such consideration shall not be less than the amount (such as the par value of such shares) required to be received by the Company in order to comply with applicable state law.

Section 9. REPURCHASE OF STOCK.

At any time prior to the IPO Date, upon any termination of a Participant’s employment or service, the Committee may, in its discretion, and on terms it considers appropriate, require a Participant, or the executors or administrators of a Participant’s estate, to sell back to the Company all of the shares of Stock acquired through any Award at a price equal to the Fair Market Value at the time of such repurchase; provided, however, that except due to unforeseen circumstances, the Committee shall not exercise its repurchase right prior to the six-month anniversary of the date of vesting, in the case of Restricted Stock, or the date that a Participant is issued Stock, in the case of other Awards.

Section 10. ADJUSTMENT FOR RECAPITALIZATION, MERGER, ETC.

(a) Capitalization Adjustments. The aggregate number of shares of Stock which may be granted or purchased pursuant to Awards granted hereunder, the number of shares of Stock covered by each outstanding Award, and the price per share thereof may be subject to adjustment or substitution, as determined by the Committee in its sole discretion, as to the number, price or kind of a share of Stock or other consideration subject to such Awards or as otherwise determined by the Committee to be equitable (i) in the event of changes in the outstanding Stock or in the capital structure of Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Award, (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants in the Plan, or (iii) for any other reason which the Committee, in its sole discretion, determines otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan. Any adjustment shall be conclusively determined by the Committee.

(b) Corporate Events. Notwithstanding the foregoing, in the event of (i) a merger or consolidation involving the Company in which the Company is not the surviving corporation, (ii) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Stock receive securities of another corporation and/or other property, including cash, (iii) the sale of all or substantially all of the assets of the Company, (iv) the sale of greater than fifty percent (50%) of the securities of the Company entitled to vote in the election of directors to the Board; or (v) the reorganization or liquidation of the Company (a “Corporate Event”), in lieu of providing the adjustment set forth in subsection (a) above, the Committee may, in its discretion, provide that all outstanding Awards shall terminate as of the consummation of such Corporate Event, and (x) accelerate the exercisability of, or cause all vesting restrictions to lapse on, all outstanding Awards to a date at least ten days prior to the date of such Corporate Event and/or (y) provide that holders of Awards will receive a payment in respect of cancellation of their Awards based on the amount of the per share consideration being paid for the Stock in connection with such Corporate Event, and in the case of Options or other Awards with an exercise price or similar provision, less such applicable exercise price, such payment to be made in cash, or, in the sole discretion of the Committee, in such other consideration necessary for a holder of an Award to receive property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of shares of Stock covered by the Award at such time.

(c) Fractional Shares. Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to an Award.

Section 11. USE OF PROCEEDS.

The proceeds received from the sale of Stock pursuant to the Plan shall be used for general corporate purposes.

Section 12. RIGHTS AND PRIVILEGES AS A STOCKHOLDER.

Except as otherwise specifically provided in the Plan, no person shall be entitled to the rights and privileges of stock ownership in respect of shares of Stock which are subject to Awards hereunder until such shares have been issued to that person.

Section 13. EMPLOYMENT OR SERVICE RIGHTS.

No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or an Affiliate.

Section 14. COMPLIANCE WITH LAWS.

The obligation of the Company to make payment of Awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell and shall be prohibited from offering to sell or selling any shares of Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption there from and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the Securities Act any of the shares of Stock to be offered or sold under the Plan or any shares of Stock issued upon exercise of Options. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

Section 15. WITHHOLDING OBLIGATIONS.

As a condition to the exercise or vesting, as applicable, of any Award, the Committee may require that a Participant satisfy, through deduction or withholding from any payment of any kind otherwise due to the

Participant, or through such other arrangements as are satisfactory to the Committee, the minimum amount of all Federal, state and local income and other taxes of any kind required or permitted to be withheld in connection with such vesting or exercise. The Committee, in its discretion, may permit shares of Stock to be used to satisfy tax withholding requirements and such shares shall be valued at their Fair Market Value as of the settlement date of the Award. For purposes of this Section 15, the term “Company” shall be deemed to mean any Affiliate that may have a tax withholding obligation due to its relationship with a Participant.

Section 16. AMENDMENT OF THE PLAN OR AWARDS.

(a) Amendment of Plan. The Board at any time, and from time to time, may amend the Plan; provided, however, that without further stockholder approval the Board shall not make any amendment to the Plan which would increase the maximum number of shares of Stock which may be issued pursuant to Awards under the Plan, except as contemplated by Section 10 hereof.

(b) No Impairment of Rights. Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless the Participant consents in writing.

(c) Amendment of Stock Awards. The Committee, at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the rights under any Award shall not be impaired by any such amendment unless the Participant consents in writing.

Section 17. TERMINATION OR SUSPENSION OF THE PLAN.

The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

Section 18. EFFECTIVE DATE OF THE PLAN.

The Plan is effective as of                      the date upon which the Board approved the Plan.

Section 19. MISCELLANEOUS.

(a) No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(b) Stockholders Agreement. Prior to the IPO Date, the Committee may, in its sole discretion, require that as a condition to the grant of any Award, or to the exercise of any Option, a Participant execute a stockholders agreement (the “Stockholders Agreement”), which may include, without limitation, drag along rights, rights of repurchase, rights of first refusal and other similar restrictions. If required, the Company shall deliver a copy of the Stockholders Agreement to a Participant prior to the time such Participant’s execution is required. In the event there is a conflict or inconsistency between the terms of an Award agreement and the Stockholders Agreement, the Stockholders Agreement shall govern and control.

(c) Payments Following Accidents or Illness. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefore has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefore.

(d) Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of New York without reference to the principles of conflicts of laws thereof.

(e) Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(f) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any person or persons other than himself.

(g) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

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